POLICY ON THE DISCLOSURE OF MATERIAL ACT OR FACT AND SECURITIES TRADING

1. MINUTES OF APPROVAL

Approved by the Board of Directors of Petrobras - BD Minutes 1713, of July 28, 2023, item 4, Agenda No. 79.

2. SCOPE

2.1.      This Disclosure of Material Act or Fact and Securities Trading Policy (”Policy”) applies to Petróleo Brasileiro S.A. - Petrobras (“Petrobras” or “Company”).

2.2.      The rules and procedures set forth in this Policy apply to the following individuals, all of them jointly or individually referred to as "Related Parties": (i) Controlling shareholder; (ii) Senior Management of the Company; (iii) members of the Fiscal Council and their alternates; (iv) members of other bodies with technical or advisory functions within Petrobras, established or to be established by statutory provisions; (v) Employees with access to Insider Information; (iv) External Consultants and Counterparties of Commercial Contracts signed with the Company who are aware of Privileged Information of Petrobras; and (vii) whoever, by virtue of their position, function or role at the Company, the Controlling Shareholder, its Affiliates or Subsidiaries with knowledge of Insider Information related to a Material Act or Fact.

2.3.      This Policy also applies to Material Acts or Facts related to Affiliates or Subsidiaries of Petrobras, of which Related Parties are aware of and that may be reflected on the Company.

3. PRINCIPLES

3.1.       The purpose of this Policy is to establish the highest standards of conduct and transparency, based on the principles of good faith, loyalty, and truthfulness, in such a way that it promotes symmetry of information and the fair treatment of investors, as well as to avoid the misuse of Insider Information.

3.2.       This Policy and any subsequent amendments shall be disclosed pursuant to item 4.6.1 below, as well as through the internal communication channel used by the Company and, once made public: (i) all the Related Parties shall be required to comply; (ii) contractual agreement for hiring, by Petrobras, of external consultants and Counterparties of Commercial Contracts shall include contractual clauses by which the contracting party undertakes to observe this Policy; and (iii) the exchange of Insider Information with external consultants and Counterparties of Commercial Contracts shall, as much as possible, be accompanied by the formalization of a confidentiality agreement, pursuant to item 4.4.2 below.

4. GUIDELINES

I- POLICY FOR THE DISCLOSURE OF MATERIAL ACT OR FACT

4.1. MATERIAL ACT OR FACT

4.1.1.       A Material Act or Fact means any decision made by the Controlling Shareholder, resolved at a General Meeting, or by the Company's management bodies, or any other fact or act of political, administrative, technical, business, or financial nature that occurred, or is related to its business and that could significantly affect: (i) the price of the Company’s securities; (b) the decision of investors to buy, sell or hold the Company’s securities; or (c) the decision of investors to exercise any rights inherent in the ownership of the Company’s securities (”Material Act or Fact”).

4.1.2.       To facilitate the identification of situations that represent Material Acts or Facts, we make reference to the non-exhaustive examples of Acts or Facts listed in the sole paragraph of article 2 of CVM Resolution 44/21.

4.1.3.       The Management of Petrobras is responsible for rigorously analyzing the specific situations that may arise during the Company's operations, always considering their materiality, specificities of the sector, concreteness, or strategic importance to verify that such situations do not constitute a Material Act or Fact.

4.1.4.       Any Related Person who has questions about the qualification of a situation as a Material Act or Fact, as well as about the treatment to be given to such a situation pursuant to the terms of this Policy, must contact the Investor Relations Officer (IRO), through the Investor Relations Department at Petrobras, to obtain the necessary explanations.

4.2. DUTIES OF THE IRO

4.2.1. The IRO is responsible for ensuring that information on Material Acts or Facts that have occurred or are related to Petrobras' businesses be disclosed to the market pursuant to legislation, the rules issued by the Brazilian Securities and Exchange Commission (CVM), and the provisions of this Policy. The IRO is responsible for:

(a) submitting to the CVM, Stock Exchanges and Regulatory Entities, any Material Act or Fact occurred or related to its business, as well as to ensure its wide and immediate dissemination, simultaneously in all markets where the Company’s securities are admitted to trading, in Brazil or abroad;

(b) ensuring that the disclosure of Material Acts or Facts pursuant to aforementioned item "a" and in item 4.6.1 of this Policy precedes or is done simultaneously with the disclosure of information by any means of communication, including press releases or at meetings with class entities, investors, analysts, or with a targeted audience, in Brazil or abroad;

(c) if it is imperative that the disclosure of a Material Act or Fact occurs during trading hours, request, always simultaneously to the national and foreign Stock Exchanges where the Securities issued by the Company are admitted to trading, the suspension of trading of the securities issued by Petrobras, for the time necessary for the adequate dissemination of the Material Act or Fact;

(d) if any atypical fluctuation occurs in the price or trading volume of the Company's Securities or other securities referenced thereto, the IRO is responsible for inquiring people with access to a Material Act or Fact to verify if they are aware of information that should be disclosed to the market and, if confirmed, ensuring that said information is immediately disclosed to the market in compliance with this Policy, keeping a record of this procedure;

(e) if Insider Information escapes from the Company's control, the IRO is responsible for inquiring people with access to a Material Act or Fact, including, as necessary, the Directors and/or representatives of the Controlling Shareholder that have decided the maintenance of confidentiality (under Item 4.5.1 below), providing full disclosure of said information to the market, in compliance with this Policy, keeping a record of this procedure;

(f) analyzing any rumors and speculation about Petrobras and assess whether an official communication should be released by the Company to the market; and

(g) once it is determined that a news item involving Insider Information should be disclosed to the press, or if the disclosure of a news item includes a new fact on information that has already been disclosed, the IRO is responsible for analyzing the potential impact of the news on the Company's securities trading and, if necessary, immediately report said news item through the CVM electronic filing system.

4.2.2.       The Investor Relations Department has the duty of advising the IRO in complying with this Policy.

4.2.3.        Only the Investor Relations Department, under the supervision of the IRO, is allowed to disclose a Material Act or Fact.

4.3. DUTIES OF RELATED PARTIES

4.3.1. Related Parties are responsible for communicating to the IRO or the Investor Relations Department any information deemed to characterize a Material Act or Fact who, in turn, shall decide on the need to disclose said information to the market and in what level of detail, as well as complying with the following duties:

(a) promptly meeting to inquiries made by the IRO, such as the verification of occurrence of a Material Act or Fact;

(b) maintaining confidentiality of information about Material Act or Fact to which they have privileged access, as a result of the positions or roles held until the appropriate disclosure has been made to the market, as well as ensuring that subordinates and third parties of their trust do the same, being jointly liable with them in case of non-compliance with the confidentiality requirement; and

(c) observe the mechanisms of control and restriction of access to Insider Information, provided in item 4.4 below.

4.3.2.       In case the IRO fails to disclose the Material Act or Fact, the Controlling Shareholder and other members of statutory bodies with personal knowledge of a material act or fact shall only be exempt from responsibility if they immediately communicate the Material Act or Fact to the CVM.

4.3.3.       Related Parties are prohibited from providing or commenting to the press, by any means of communication, including through the Internet or social media networks, any Insider Information to which they have access due to their role or position until said information has been disclosed to the public, as well as making any public statement on news published by the press relating to issues addressed in meetings of the Company's governing bodies, committees or any administrative department that has not been previously and officially disclosed by the IRO.

4.3.4.       If any Director intends to issue statements, through the communication channels mentioned in the previous item, regarding any information to which he/she has access but is not certain if said information is classified as Insider Information, the IRO must be notified in advance to assess if the information is a Material Act or Fact and if it should be simultaneously disclosed to the market.

4.3.5.       Related Parties are strictly forbidden to give interviews or make statements to the press about strategic information and those relating to a Material Act or Fact of Petrobras prior to an official disclosure of such information by the Company.

4.3.6.       The duty of confidentiality provided in aforementioned item 4.3.1 (b) also applies to former directors and former members (and alternates) of the Fiscal Council, and any bodies with technical or advisory functions established or to be established by statutory provisions, who have moved away prior to the public disclosure of a business or fact initiated during their term of office, and shall be extended until the Material Act or Fact is disclosed, by the Company, to the market.

4.4. MECHANISMS OF CONTROL AND RESTRICTION OF ACCESS TO INFORMATION RELATED TO A MATERIAL ACT OR FACT

4.4.1. For the purpose of preserving the confidentiality referred to in aforementioned item 4.3.1 (b), it is recommended that the Related Parties comply with the following, notwithstanding the adoption of other measures appropriate for each situation:

(a) only disclose Insider Information strictly to persons directly involved in the matter being addressed;

(b) do not discuss Insider Information (i) in public places or in the presence of third parties who are not aware of it, or (ii) in conference calls in which it is not possible to ensure who are the people effectively participating;

(c) maintain the environment in which the Insider Information is stored and transmitted safe, by restricting unauthorized access; and

(d) do not comment on such information with third parties, including family members.

4.4.2.       When necessary, the exchange of Insider Information with strategic partners, external consultants and Counterparties of Commercial Contracts, this procedure shall be, as much as possible, accompanied by a formalization of a confidentiality agreement.

4.4.3.       In case such information is inadvertently disclosed to any third party, by any of the parties to the confidentiality agreement, the IRO must immediately promote the wide dissemination of the information to the market, with the same content.

4.5. EXCEPTION TO THE IMMEDIATE DISCLOSURE

4.5.1.       The Company may, exceptionally, not disclose a Material Act or Fact when the Controlling Shareholder or the Company's Directors consider that the disclosure of the Material Act or Fact, at that moment, could jeopardize the legitimate interest of Petrobras. If the Material Act or Fact is linked to operations directly involving the Controlling Shareholder and the latter decides not to disclose, the Controlling Shareholder shall inform the Company’s IRO and/or the Investor Relations Department.

4.5.2.       Petrobras may submit to the CVM its decision to maintain, exceptionally, the confidentiality of Material Acts or Facts whose disclosure may represent a risk to the Company's legitimate interests.

4.5.3.       Although the Controlling Shareholder and the Company's Directors may decide not to disclose a Material Act or Fact, said confidential Material Act or Fact must be immediately disclosed if the information escapes from the Company’s control or if there is an atypical fluctuation in the price or trading volume of its securities, or securities referenced thereto.

4.6. DISCLOSURE PROCEDURES OF PETROBRAS

4.6.1.       The disclosure of a Material Act or Fact shall be made to the CVM, foreign Regulatory Bodies and Stock Exchanges in which Petrobras is listed, as well as to the market in general.

4.6.2.       In addition to the disclosure provided in the aforementioned item, the information shall also be made available on the investor relations website of Petrobras (www.petrobras.com.br/ri) and sent by e-mail to the investors registered voluntarily on the mailing list of the Company's Investor Relations Department.

4.6.3.       The disclosure of Material Acts or Facts shall be made simultaneously and, preferably, after the closing of trading hours on the Stock Exchanges, in all markets where the Company's securities are traded and, in case of incompatibility of trading hours, the operating hours of the Brazilian stock exchange shall prevail. If disclosure must be made prior to the start of trading hours, it must be made by, at least, 1 (one) hour in advance, whenever possible, to avoid delays in the start of trading activities and to allow the dissemination of the information disclosed.

4.6.4.       If it is imperative that a Material Act or Fact be disclosed during trading hours, the IRO shall report the Material Act or Fact to Regulatory Bodies and Stock Exchanges, as applicable and, if necessary, request that the trading of the Company’s securities be simultaneously suspended in the Stock Exchanges in Brazil and abroad, or related trading environments, during the time required for its adequate dissemination.

4.6.5.       The Company shall disclose the information in Portuguese and English, notwithstanding disclosure in other languages, if deemed necessary by the Investor Relations Department of Petrobras. The Company shall make every effort to avoid potential differences between the languages, however, in case of divergence of interpretation between the Portuguese language and other languages, the Portuguese language shall prevail.

4.6.6.       The disclosure of information must be made to the general investor public. If any information characterized as a Material Act or Fact is inadvertently disclosed to a person or specific group of people, the IRO shall be promptly informed for the immediately and wide dissemination of said information to the market, pursuant to this Policy.

4.7. ANNUAL CALENDAR

4.7.1.       Petrobras shall disclose, by December 10th of each year, an Annual Calendar indicating the dates of its corporate acts and events, disclosure of financial statements, and public meetings with analysts and investors that have been scheduled for the following calendar year.

4.7.2.       The Annual Calendar must observe the requirements set forth in the B3 Corporate Governance Level 2 regulation.

4.8. PUBLIC OFFERINGS

4.8.1.       In the event of public offering of the Company's securities, decided or planned, the Company, the offerer, the institutions participating in the distribution efforts, and the parties hired to work or provide advisory on the offering in any way, must not provide information on the offering to the public, including through statements about the issuer, during the following periods:

4.8.1.1. During 30 (thirty) days prior to filing the offering with the CVM or the self-regulatory entity authorized by the CVM for prior analysis of the registration request, or from when the offering was approved by resolution or, if the offering is exclusively a secondary offering, in which there was no resolution, from when the lead coordinator was engaged or hired, whichever occurs first, until the closing date of the distribution announcement.

4.8.2.       The provision set forth in item 4.8.1 does not apply to periodic and eventual information required from the issuer by the CVM or a competent regulatory or self-regulatory authority, or for information that is of interest to the investing public and that is regularly disclosed by the issuer in the course of its business, provided this disclosure is carried out in a manner that is consistent with prior disclosures.

4.8.3. The Company and Related Parties must also observe foreign law related to prohibitions and other limitations on disclosing information for the public offering of distribution of securities issued by the Company, pursuant to advisory provided by legal counsels in foreign law, as applicable.

4.9. QUARTERLY AND ANNUAL EARNINGS RELEASE

4.9.1.       Related Parties and other professionals involved in the preparation and approval of the financial statements by the Executive Board and the Board of Directors, in the period prior to the submission of this information to the CVM and the Stock Exchanges, shall maintain confidentiality about Insider Information until its public disclosure.

4.9.2.       The disclosure shall be made to Brazilian and foreign markets where the Company's securities are admitted for trading and after the closing of trading hours at Stock Exchanges.

4.9.3.       If Petrobras discloses financial statements or additional information required by the Brazilian corporate law and the CVM regulations abroad, the Company shall also disclose the same information in Brazil, in the Portuguese language.

4.9.4.       The information related to the quarterly and annual earnings release shall be (i) filed with the Regulatory Bodies and Stock Exchanges, as applicable, (ii) made available on the investor relations website of Petrobras, and subsequently (iii) sent to analysts and investors that are registered with the Company.

4.9.5.       On these occasions, the Company will seek to hold teleconferences with analysts and investors, pursuant to item 4.11 of this Policy, and conferences with the specialized press, to disseminate wide knowledge of the quarterly and annual earnings without, however, disclosing other information that has not been widely disseminated to the capital markets.

4.10. PROJECTIONS

4.10.1. The disclosure of projections is considered material information and is subject to the provisions in CVM Resolution 44/21.

4.10.2. The disclosure of projections and estimates is optional, in compliance with article 21 of CVM Resolution 80/22, and when the Company decides to disclose it, said information must: (a) be also included in the Reference Form; (b) be identified as hypothetical and not constitute a promise of future performance; (c) be reasonable; and (d) be accompanied by the material assumptions, parameters, and methodology adopted, and, if these are modified, the Company must disclose, in the appropriate field of the Reference Form, the changes in material assumptions, parameters, and methodology used compared to the projections and estimates previously disclosed.

4.10.3. Projections must also be disclosed according to the standards of other countries in which the Company's securities are traded, in addition to observing the rules for the Form 20-F to be filed with the Securities and Exchange Commission (SEC).

4.10.4. The projections and estimates should be reviewed periodically, with adequate frequency so that the projected items do not exceed a time frame of 1 (one) year. The Company must also compare, on a quarterly basis, the "Comment on the behavior of business projections" field of the ITR and DFP Forms and the projections disclosed in the Reference Form against the actual results achieved in the quarter, indicating the reasons for any differences.

4.10.5. Whenever assumptions for projections and estimates are provided by third parties, the sources must also be informed.

4.10.6. If any projected item will no longer be disclosed, this fact should be informed in the proper field of the Reference Form, along with the reasons that led to this decisions, in addition to informing the market through a Material Fact.

4.10.7. Projections should always be accompanied by the usual disclaimers, stating they are subject to risks and uncertainties and are based on beliefs and assumptions of the Company’s management and according to the information available in the market at that time.

4.11. WEBCASTS/CONFERENCE CALLS AND MEETINGS WITH ANALYSTS AND INVESTORS

4.11.1. Webcasts and conference calls may be carried out after the release of earnings results, or as necessary, at the sole discretion of the IRO. These events shall be previously announced to the capital markets, along with the date, time and access information, and shall be recorded and made available on the Investor Relations website of Petrobras.

4.11.2. At the discretion of the management team at Petrobras, the Company shall actively participate in investor conferences, roadshows, meetings or events organized by capital market entities or financial institutions, in Brazil or abroad, as well as promote visits to its operations and events for investors regardless if the offering of its shares are in due course.

4.11.3. Petrobras should hold at least 1 (one) public meeting a year with analysts and investors to present information on its economic and financial situation, projects and prospects. This meeting may be held through a teleconference in the form of aforementioned item 4.11.1.

4.12.       DISCLOSURE OF INFORMATION ON TRADING ACTIVITIES BY MANAGEMENT AND RELATED PERSONS

4.12.1. The IRO, through the Company's Investor Relations Department, shall submit to the CVM and, if applicable, to foreign regulators and Stock Exchanges, the information referred to in Article 11, caput and paragraphs 1 to 3 of CVM Resolution 44/21, with respect to the Securities traded by (i) the Company, its Affiliates and Subsidiaries, (ii) Directors, members of the Fiscal Council and their alternates, and members of any technical or advisory functions established or to be established by statutory provision, and (iii) Related Persons. The information must be submitted by 10 (ten) days after the end of the month in which changes occurred in the positions held, or the month in which the aforementioned persons take office in their positions.

4.12.2. The Directors, members of the Fiscal Council and their alternates, and members of any Bodies with technical or advisory functions established or to be established by statutory provision, shall comply with the reporting requirements for the trading of securities issued by the Company or its subsidiaries (that are also publicly traded companies), as provided in item 4.19 below.

4.13. DISCLOSURE ON THE ACQUISITION OR DISPOSAL OF A MATERIAL SHAREHOLDING

4.13.1. The IRO, through Investor Relations Department of Petrobras, is responsible for the submitting information on Material Trading, as soon as it is received by the Company, to the CVM and, if applicable, to foreign Regulatory Bodies and Stock Exchanges.

4.13.2. When Material Trading results in the obligation to make a public offer, pursuant to applicable regulations, the purchaser shall disclose a notice containing the information specified in items I to V of the caput of heading of Article 12 of CVM Resolution 44/21, at least, through the same communication channel usually adopted by the Company indicated in item 4.6.1 of this Policy.

4.13.3. The Controlling Shareholder and the shareholders who elect members of the Board of Directors or the Fiscal Council, as well as any legal person or individual, or group of persons acting jointly or representing the same interest, who carry out Material Trading, shall observe the reporting obligations on Material Trading provided in item 4.19 below.

II- SECURITIES TRADING POLICY

4.14. SHARE BUYBACKS

4.14.1 Petrobras may launch share buyback programs, subject to the applicable laws and regulations.

4.15. SECURITIES ISSUED BY PETROBRAS AND TRADED BY RELATED PARTIES AND THE COMPANY

4.15.1 Trading in Securities issued by Petrobras by Related Persons and by the Company must be guided by principles of transparency, fairness and ethics.

4.16. DIRECT AND INDIRECT TRADING

4.16.1. The prohibitions set forth in this Policy apply to: (i) trading on Stock Exchanges and in the OTC market, organized or not, and those performed without the intervention of an institution within the distribution system, (ii) trading held directly or indirectly, whether through companies controlled by them or through third parties with whom a deed of trust, portfolio or stock management is held, and (iii) rental operations of Securities issued by the Company, including donor and borrower transactions carried out by Related Parties, (iv) day trade operations, and (v) Stop Loss and Stop Gain operations, which are buy/sell orders programmed to be triggered automatically.

4.16.2. Trading in Securities issued by the Company and its Subsidiaries is the same as trading in Securities issued by the Company and its Subsidiaries, companies, the investment, redemption and trading of quotas of investment funds whose regulations provide that their whose regulations provide that its portfolio of shares is composed exclusively of shares issued by the Company or by its Subsidiary issued by the Company or its Subsidiary.

4.16.3. The prohibitions established in this Policy are independent of the financially traded amount or the economic result obtained from trading activities.

4.16.4. For purposes of item 4.16.1, this Policy excludes transactions carried out indirectly by investment funds in which the individuals subject to this Policy are its shareholders, provided that: (i) such funds are not exclusive, and (ii) the trading decisions by the administrator and fund manager cannot be influenced by the shareholders.

4.17. IMPROPER USE OF INSIDER INFORMATION

4.17.1. The use of relevant information not yet disclosed, by any person who has had access to it, for the purpose of gaining advantage, for himself or for others, through trading in securities, is prohibited.

4.17.2. For the purposes of characterizing the use of relevant information not yet disclosed, by any person who has had access to it, with the purpose of gaining an advantage, for himself or for another, through trading in securities, CVM Resolution 44/21 presumes the following situations that may be considered, for the purposes of characterizing the illicit act, individually or in combination:

I – the person who traded securities having relevant information not yet disclosed made use of such information in said trading;

II – direct or indirect controlling shareholders, directors, members of the board of directors and the fiscal council, and the company itself with access to all relevant information not yet disclosed and trades securities issued by the Company;

III – the persons listed in item II, as well as those who have a commercial, professional or trust relationship with the Company and, upon having access to material information not yet disclosed, knows that it is Insider Information;

IV – a Director who leaves the Company with awareness of material information not yet disclosed and uses this information for trading securities issued by the Company within a period of 3 (three) months after leaving the Company;

V – information shall be considered material from the moment in which studies or analyzes related to the matter are initiated, or if it is information about corporate operations such as total or partial spin-offs, mergers, transformations, or any form of corporate reorganization or business combination, change in control of the company, including the execution, alteration or termination of a shareholders' agreement, decision to cancel a company’s registration as a publicly held entity or a change in the trading segment of its securities, notwithstanding other matters that may also constitute a material fact; and

VI – information about the request for a judicial or extrajudicial corporate reorganization and filing for bankruptcy made by the Company is considered material information, from the moment in which studies or analyzes related to these requests are initiated.

4.18. RESTRICTION PERIOD

4.18.1. In the period of 15 (fifteen) days prior to the date in which the Company will disclose its quarterly accounting information and annual financial statements, except for the provisions on individual investment/divestment plans in this Policy and in CVM Resolution 44/2021, the Company, Controlling Shareholders, Directors, members of the Board of Directors, the Fiscal Council and any bodies with technical or advisory functions, established by a statutory provision, shall be restricted from trading securities issued by the Company, or referenced thereto, regardless if these individuals have knowledge of the content in the Company's quarterly accounting information and the annual financial statements.

4.18.2. The restriction does not rely on an assessment if material information exists and is pending disclosure or on the intention for the trading activity.

4.18.3. The restriction period excludes the day of the disclosure of the financial statements, however, securities may only be traded on the day of the disclosure after the actual disclosure has occurred.

4.18.4. The restriction referred to in item 4.18.1 does not apply to:

I – trading of fixed-income securities, when carried out through operations with joint repurchase commitments by the seller and resale by the buyer, in which settlement has been predefined for a date that may be prior to, or on the maturity date, of said operations, with profitability or predefined remuneration parameters;

II – operations aimed at fulfilling obligations that were committed before to the initiation of the restriction period arising from loans of shares, exercise of purchase or sale options by third parties, and forward purchase and sale agreements; and

III – trading carried out by financial institutions and legal entities that are part of their economic group, provided that they are carried out in their normal course of business and in compliance with the parameters that have been established in the Company’s trading policy.

4.19. Trading Restrictions on Former Directors, Former Members of the Fiscal Council, and Former Members of any Bodies with Technical or Advisory Functions

4.19.1. Notwithstanding the provisions of items 4.21 and 4.22 (and its sub-intents) regarding the Individual Investment or Divestment Plans, the restrictions listed in item 4.17.1 also applies to former Directors and former members (and alternates) of the Fiscal Council and any bodies with technical or advisory functions established or to be established by statutory provisions, who have moved away prior to the public disclosure of a business or fact initiated during their term of office, and shall be extended:

(i) for a period of 3 (three) months after their removal; or

(ii) until the disclosure, by the Company, of the Material Act or Fact to the market.

4.19.2. The event that occurs among the aforementioned alternatives shall always prevail.

4.20. DETERMINATION OF BLACKOUT PERIODS

4.20.1. The IRO may, regardless of justification, establish periods in which the Company and Related Parties may not trade securities issued by Petrobras, its Subsidiaries and Affiliates (that are publicly traded companies) .If this option is executed, the IRO must clearly indicate the initial term and the final term of the Blackout Period, and the Company and the Related Parties should maintain these periods confidential.

4.20.2. The lack of communication by the IRO regarding the Blackout Period shall not exempt anyone from complying with the Policy, as well as with the provisions of CVM Resolution 44/21 and other normative acts of the CVM.

4.21. EXCEPTIONS TO TRADING RESTRICTIONS

4.21.1. Anyone who has a relationship with a publicly-held company that makes them potentially subject to the presumptions referred to in § 1 of article 13 of CVM Resolution 44/21 may formalize an individual plan investment or disinvestment regulating their dealings with Securities issued by the Company or referenced to them Securities issued by the Company or referenced to them, in order to rule out the applicability of those presumptions,

4.21.2 The individual investment plan will be governed by CVM Resolution 44/21.

4.22.       INDIVIDUAL INVESTMENT OR DIVESTMENT PLANS

4.22.1. Individual Investment or Divestment Plans (Individual Plans) refer to the individual plans filed at the Company's headquarters for the acquisition or disposal of Petrobras securities, in which Related Parties have indicated their intention to invest their own resources, in the long run, to purchase securities issued by the Company, or to dispose of these securities.

4.22.2. The Individual Plans may allow the trading of shares issued by the Company in prohibited periods, provided that the requirements set forth in article 16 of CVM Resolution 44/21 are observed.

4.22.3. The IRO should assess that the Individual Plans comply with current regulations and may reject its filing at the Company if they are in violation of this Policy or regulations in force.

4.22.4. Related Parties who have signed Individual Plans shall contact the Investor Relations Department at Petrobras: (i) to inform all transactions that have been carried out by 5 (five) days their conclusion; and (ii) to inform subsequent changes in the Individual Plans or non-compliance with said plans.

4.22.5. Additionally, they should inform the Stock Exchanges or OTC organized entities about their Individual Plans and subsequent changes or non-compliance with said plans. This communication must contain, at least, information if the plan is a scheduled investment or disinvestment plan, and the dates, values or amounts of trading to be carried out.

4.22.6. The Company’s Investor Relations Department shall maintain specific and individualized control of all Individual Plans and inform the IRO cases of non-compliance with these plans.

4.22.7. The Board of Directors of Petrobras must verify, at least once every six months, the adherence of trading carried out by persons who have formalized Individual Plans.

4.22.8. Related Parties are prohibited to: (i) simultaneously hold more than one Individual Plan in effect; and (ii) carry out any operations which cancel or mitigate the economic effects of the operations to be determined by their respective plan.

4.23. REPORTING PROCEDURES ON TRADING BY DIRECTORS AND RELATED PERSONS

4.23.1. The Directors, members of the Fiscal Council and their alternates, and members of any Bodies with technical or advisory functions established or to be established by statutory provision, are obliged to communicate to the Company the ownership and trading of securities issued by the Company or its subsidiaries (that are also publicly traded companies). They should also indicate the Securities issued by the Company and/or Securities issued by Subsidiaries (that are also publicly traded companies) owned by Related Persons.

4.23.2. The communication to the Company must contain, at least, the information provided article 11, paragraph 3, of CVM Resolution 44/21 and must be made: (i) on the first business day after taking office; and (ii) within 5 (five) days after the trading operations has been concluded. Additionally, the persons indicated in aforementioned item 4.19.1 must send such information to the Company on a monthly basis, within 5 (five) days after the end of each month, even in months in which no trading or changes in their positions have been carried out. In this case, they should indicate that, on the reporting date, no trading occurred for securities issued by the Company or Subsidiaries (that are also publicly traded companies), repeating the values of the initial balance in the final balance.

4.23.3. In the event that any of the Directors, members of the Fiscal Council and their alternates, and members of any technical or advisory functions established or to be established by statutory provisions have taken office in their respective positions on a date prior to the date in which this Policy comes into effect, these individuals shall promptly inform the Company of the aforementioned information, including the amount they currently hold in Securities issued by the Company and its Subsidiaries (that are also publicly traded companies), as well as their characteristics and form of acquisition.

4.24. PROCEDURES FOR REPORTING AND DISCLOSING THE ACQUISITION OR DISPOSAL OF A MATERIAL SHAREHOLDING

4.24.1. The Controlling Shareholder and the shareholders who elect members of the Board of Directors or the Fiscal Council, as well as any legal person, individual or group of persons acting jointly or representing the same interest, who carry out a Material Trading must immediately submit to the Company the information provided in items I to VI of the caput of article 12 of CVM Resolution 44/21.

4.24.2. For the purposes of complying with item 4.24.1 of the Policy, a Material Trading shall be considered a trading operation, or set of operations, through which the direct or indirect holding of the persons referred to in item 4.24.1. exceeds, above or below, the levels of 5% (five percent), 10% (ten percent), 15% (fifteen percent), and so forth, of a type or class of shares representing the share capital of Petrobras.

4.24.3. The obligations provided in item 4.24.1 also extend to: (i) the acquisition of any rights for the shares and securities mentioned in items I to V of the caput of article 12 of CVM Resolution 44/21; and (ii) the signing of any derivative financial instruments referenced in shares, even if there is no expected physical settlement. In these cases, the following rules must be observed:

(a) directly held shares and shares referenced by derivative financial instruments for physical settlement shall be considered as a single sum for the purposes of verifying the percentages referred to in the definition for “Material Trading”;

(b) shares referenced by derivative financial instruments with an expected settlement that is strictly financial, shall be summed separately from the shares referred in aforementioned item “a” for the purpose of verifying the percentages referred to in the definition for “Material Trading”;

(c) the number of shares referenced by derivative instruments that are financially exposed to the shares may not be offset against the number of shares referenced by derivative instruments that do not offer the same economic effects; and

(d) the obligations provided in aforementioned item 4.21.1 are not applicable to certificates of structured operations - COE, securities index funds, and other derivative financial instruments that have less than 20% (twenty percent) of their return rate determined by the return rate of the shares issued by the Company.

4.25. FINAL PROVISIONS AND PENALTIES

Statement of Adhesion

4.25.1. Notwithstanding the provisions in paragraph 3.2, Related Parties, in particular the Directors, members of the Fiscal Council and members of other bodies with technical or advisory functions established or to be established by statutory provisions must sign a statement of adhesion, in digital or physical format, to be kept filed at the headquarters of Petrobras, according to the model attached as Exhibit I ("Statement of Adhesion"), during the period in which these individuals maintain a relationship with the Company and for, at least, five years after termination.

4.25.2. Whenever changes occur in the registration data, the underwriters of the Statement of Adhesion must should immediately report them to the Company. This list will be kept at the disposal of the CVM.

4.25.3. Any omission in the declaration and adhesion and/or the absence of the respective Statement of Adhesion will not exempt the Related Parties from complying with the obligations and other provisions of this Policy, as well as applicable regulations.

Responsibility for Monitoring and Enforcing this Policy

4.25.4. The Company's IRO is responsible for implementing and monitoring this Policy.

Penalties

4.25.5 Pursuant to article 19 of CVM Instruction 44/21, non-compliance with the provisions of CVM Resolution 44/21 constitute a serious violation for the purposes set out in paragraph 3 of article 11 of Law No. 6,385/76. Events that constitute a crime shall be communicated by the CVM to the Public Prosecution Office.

4.25.6. If trading of securities is identified during a restriction period, in violation of the applicable regulations or this Policy, the Investor Relations Department shall be responsible for informing the Company's Governance and Compliance area for appropriate measures to be taken.

4.25.7. Notwithstanding the other penalties provided by law and regulations, any violation to the provisions set forth in this Policy shall be subject to sanctions against the breaching party, pursuant to the Company’s internal regulations.

Third Party Liability

4.25.8. The provisions of this Policy do not eliminate the responsibilities arising from legal and regulatory requirements attributed to third parties not directly connected to the Company, but who are aware of a Material Act or Fact and who begin to trade the Securities issued by the Company.

Effectiveness and Changes to this Policy

4.25.9. The rules established in this Policy shall come into effect on the date of its approval by the Board of Directors, for an indefinite period, until amendments to this Policy have been resolved by the Board of Directors. Petrobras will make all efforts for the wide dissemination of this Policy and shall take all actions to obtain the formal adherence from the persons mentioned in item 4.21.1 of this Policy, as provided in Exhibit I.

4.25.10. Amendments to this Policy shall be notified to the CVM and Stock Exchanges, as applicable, and the notice must be accompanied by a copy of the resolution approving the changes and the full content of the documents that govern and integrate this Policy.

5. DEFINITIONS

The terms and expressions mentioned below, when used in this Policy, will be used with the following meaning:

Controlling Shareholder: the Federal Government.

Directors: directors and members of the Board of Directors (and alternates) of a company or entity.

Senior Management: Members of the Board of Directors, Executive Directors, Executive Managers, Customer Relations Officer, Secretary-General, Internal Auditor and the Chief of Staff.

Material Act or Fact: as defined in CVM Resolution 44/21 and reproduced in item 4.1.1 of this Policy.

Stock Exchanges: the stock exchanges where the securities issued by Petrobras are or will be admitted to trading, in Brazil or abroad.

Affiliates: all companies in which Petrobras has a significant influence, as defined in art. 243, paragraphs 4 and 5, of Law No. 6,404, of December 15, 1976 (as amended), in Brazil or abroad.

External Consultants and Counterparties of Commercial Contracts signed with the Company: any person who is aware of any Insider Information of Petrobras, knowing that said information has not yet been disclosed to the market, as a result of commercial or professional relations, or relationships of trust established with Petrobras, such as independent auditors, securities analysts, lawyers, consultants, advisors, accountants and institutions of the securities and bonds distribution system.

Subsidiaries: all companies that are controlled by Petrobras, directly or indirectly, as defined in art. 243, paragraph 2, of Law No. 6,404, of December 15, 1976 (as amended), in Brazil or abroad.

CVM: Brazilian Securities and Exchange Commission (CVM), the regulator of the capital markets, or securities market, in Brazil.

IRO: the CFO and Investor Relations Officer at Petrobras responsible for providing information to investors, the Regulatory Bodies of the capital markets and Stock Exchanges, as well as maintaining Petrobras’ registration as a publicly traded company updated.

Employees: Petrobras employees who have knowledge of Insider Information.

Regulatory Bodies: supervisory or regulatory entities of the markets in which the Securities Securities issued by the Company are admitted to trading.

Insider Information: Material Act or Fact that has not yet been disclosed to the Regulatory Bodies, Stock Exchanges, and investors simultaneously.

Statutory Members: directors, members of the Board of Directors, members of the Fiscal Council, and members of any other bodies with technical or advisory roles established by statutory provisions.

Material Trading: a trading or set of trading activities through which the direct or indirect participation of (i) the Controlling Shareholder, (ii) shareholders who appoint members of the Board of Directors or the Fiscal Council, or (iii) any legal person/entity, or group of persons acting jointly or representing the same interest: exceeds, above or below, the levels of 5% (five percent), 10% (ten percent), 15% (fifteen percent), and so forth, of a type or class of shares representing the share capital of Petrobras.

Related Persons: individuals who maintain the relationships listed below with Directors, members of the Fiscal Council and their alternates, and members of any corporate body with technical or advisory functions established or to be established by statutory provisions: (i) spouses which are not legally separated; (ii) companions; (iii) any dependent included in their annual income tax declaration forms; and (iv) companies controlled by them, directly or indirectly.

Related Parties: the individuals indicated in item 2.2 of this Policy.

SEC (Securities and Exchange Commission): the independent federal agency that regulates the U.S. securities market.

CVM Information Disclosure System: the system Empresas.Net or any other system used by this regulatory body that replaces it.

Securities: include any shares, debentures, subscription warrants, receipts (including those issued outside Brazil backed by shares), subscription rights, promissory notes, call or put options, bonds, indexes, derivatives of any kind, or any other securities or collective investment agreements issued by a publicly traded company, or referenced thereto, under the terms provided in Law No. 6,385, of December 7, 1976 (as amended).

EXHIBIT I

STATEMENT OF ADHESION

TO THE POLICY FOR DISCLOSURE OF MATERIAL ACT OR FACT AND

TRADING WITH SECURITIES

By this instrument, for the purposes and effects of paragraph 1 of article 17 of CVM Instruction 44/21, [name and personal information], resident and domiciled at [address], enrolled in the [Register of Individual Taxpayers] (CPF) under number [...] and holder of Identification Document [define whether it is a Brazilian document or Foreigners’ document] [number and issuing authority], as [position, function or relationship with the Company] of [company], a corporation headquartered at [address], registered in the National Register of Legal Entities (CNPJ) under number [CNPJ number], hereby declares: (i) to be fully aware of the rules defined by the Policy for Disclosure of Material Acts or Facts and Trading with Securities of Petrobras (“Policy”), a copy of which he/she has received; (ii) to expressly assume the obligation of faithfully complying with such rules; and (iii) to be aware that the violations of the provisions of this Policy shall subject the breaching party to the penalties that may be applicable by the Regulatory Authorities, without prejudice to legal and disciplinary penalties that may be applied by Petróleo Brasileiro S.A. – Petrobras (“Petrobras” or “Company”).

Considering the obligation set forth in article 11, paragraph 5, item II, of CVM Resolution 44/21, and notwithstanding the other obligations provided for in the applicable laws and regulations , the adherent party authorizes the use of information relating to his/her personal taxpayer registration number á (CPF) for the specifics and exclusives purposes of consultation and validation, by Petrobras, of the information referring to the securities issued by the Company and titled by the adherent party, as well as regarding the transactions with the securities carried out by the adherent party, through the exchange of information with the bookkeeping institution for the shares of Petrobras and/or with B3 S.A. – Brasil, Bolsa, Balcão. Pursuant to article 8, paragraph 5, of Law No. 13,709/2018 (General Data Protection Law - LGPD), the adherent party may revoke this consent at any time by means of a written manifestation, ratifying the treatments carried out under the protection of the consent previously given, as long as there is no request for deletion.

[place and date of signature]

[name of the declarant]